Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On December 6, 2023 (the “Closing Date”), AG Mortgage Investment Trust Inc., a Maryland corporation (the “Company” or “MITT”), and AGMIT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of MITT (“Merger Sub”), consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of August 8, 2023 (the “Merger Agreement”), by and among MITT, Merger Sub, Western Asset Mortgage Capital Corporation, a Delaware corporation (“WMC”), and, solely for the limited purposes set forth in the Merger Agreement, AG REIT Management, LLC, a Delaware limited liability company (“MITT Manager”). Pursuant to the Merger Agreement, on the Closing Date, WMC merged with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly owned subsidiary of MITT.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at 8:15 a.m., Eastern Time, on the Closing Date (the “Effective Time”), each outstanding share of WMC common stock, par value $0.01 per share (“WMC Common Stock”), was converted into the right to receive the following (the “Per Share Merger Consideration”): (i) from MITT, 1.498 shares of MITT common stock, par value $0.01 per share (“MITT Common Stock”); and (ii) from MITT Manager, a cash amount equal to $0.92 (the “Per Share Additional Manager Consideration”). No fractional shares of MITT Common Stock were issued in the Merger, and the value of any fractional interests to which a former holder of WMC Common Stock was otherwise entitled was paid in cash.
Pursuant to the Merger Agreement, the amount of the Per Share Additional Manager Consideration was reduced by the smallest amount (rounded to the nearest cent) necessary to cause the Per Share Additional Manager Consideration to be less than 10% of the total value of the Per Share Merger Consideration received by a holder of WMC Common Stock under the Merger Agreement. Pursuant to the previously disclosed Fourth Amendment to Management Agreement, dated as of August 8, 2023 (the “Fourth Amendment to Management Agreement”), by and between MITT and MITT Manager, which became effective on the Closing Date and amends the existing Management Agreement, dated as of June 29, 2011 (as amended, the “Existing MITT Management Agreement”), (i) MITT Manager will waive its right to seek reimbursement from MITT for any expenses otherwise reimbursable by MITT under the Existing MITT Management Agreement in an amount equal to approximately $1.3 million, which is the excess of $7.0 million over the aggregate Per Share Additional Manager Consideration paid by MITT Manager to the holders of WMC Common Stock under the Merger Agreement, and (ii) MITT Manager’s base management fee will be reduced by $0.6 million for the first four quarters following the Effective Time, beginning with the fourth quarter of 2023, the fiscal quarter in which the Effective Time occurred (resulting in an aggregate $2.4 million waiver of base management fees).
Additionally, each outstanding share of WMC’s restricted common stock and each WMC restricted stock unit (each, a “WMC Equity Award”) vested in full immediately prior to the Effective Time and, as of the Effective Time, was considered outstanding for all purposes of the Merger Agreement, including the right to receive the Per Share Merger Consideration, except that WMC Equity Awards granted to certain members of the WMC board of directors at WMC’s 2023 annual stockholders’ meeting (collectively, the “2023 WMC Director Awards”) were treated as follows: (i) for M. Christian Mitchell and Lisa G. Quateman, who were appointed to the MITT board of directors as of the Effective Time, the 2023 WMC Director Awards were equitably adjusted effective as of the Effective Time into awards relating to shares of MITT Common Stock that have the same value, vesting terms and other terms and conditions as applied to the corresponding WMC restricted stock units immediately prior to the Effective Time and (ii) for the other members of the WMC board of directors, the 2023 WMC Director Awards accelerated and vested pro-rata effective as of immediately prior to the Effective Time based on a fraction, the numerator of which was 166 (the number of days between the grant date and the Closing Date) and the denominator of which was 365, and the remaining unvested portion of such 2023 WMC Director Awards was cancelled without any consideration.
The following unaudited pro forma condensed combined financial information has been prepared as if the Merger occurred on January 1, 2023 for purposes of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial statements and the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in MITT’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2024.
The unaudited pro forma condensed combined financial information has been prepared by MITT in accordance with Article 11 of Regulation S-X. In accordance with Accounting Standards Codification ("ASC") 805, "Business Combinations", the Merger was accounted for as a business combination using the acquisition method of accounting whereby MITT was determined to be the accounting acquirer and established a new basis of accounting for all identifiable assets acquired and liabilities assumed at the estimated fair value as of the Closing Date. Any excess of the estimated fair value of the net identifiable assets acquired over the fair value of the consideration transferred by MITT was recorded as a bargain purchase gain.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the acquisition of WMC by MITT. The unaudited pro forma condensed combined financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, the agreement with MITT Manager to waive $2.4 million of management fees in the first year after the Closing Date or any other cost savings or synergies that may result from the Merger. In addition, the unaudited pro forma condensed combined financial information does not consider any potential effects of changes in market conditions on revenues, expenses, fair values, asset dispositions, stock prices and share repurchases, among other factors.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the results of operations would have been had the Merger occurred on January 1, 2023, nor is it indicative of the future financial condition and results of operations of MITT and WMC (the “Combined Company”).

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended December 31, 2023
	Historical
	For the Year Ended December 31, 2023	For the period January 1 through December 6, 2023
	MITT (1)	WMC, as reclassified (1)(a)	Transaction Accounting Adjustments		Pro Forma Combined
Net Interest Income
Interest income	$260,329	$149,351	$(79,413)	b	$330,267
Interest expense	212,500	135,468	(79,413)	b	268,555
Total Net Interest Income	47,829	13,883	—		61,712

Other Income/(Loss)
Net interest component of interest rate swaps	6,680	3,451	—		10,131
Net realized gain/(loss)	7,697	(86,779)	—		(79,082)
Net unrealized gain/(loss)	1,450	63,138	—		64,588
Other income/(loss)	—	448	—		448
Bargain purchase gain	30,190	—	—		30,190
Total Other Income/(Loss)	46,017	(19,742)	—		26,275

Expenses
Management fee to affiliate	7,711	3,606	(2,469)	c	8,848
Non-investment related expenses	10,077	6,887	329	d	17,293
Investment related expenses	9,808	2,423	—		12,231
Transaction related expenses	11,076	13,861	—		24,937
Total Expenses	38,672	26,777	(2,140)		63,309

Income/(loss) before income taxes and equity in earnings/(loss) from affiliates	55,174	(32,636)	2,140		24,678

Equity in earnings/(loss) from affiliates	(1,390)	—	—		(1,390)
Pre-Tax Net Income/(Loss)	53,784	(32,636)	2,140		23,288

Income tax provision	—	28	—		28

Net Income/(Loss)	53,784	(32,664)	2,140		23,260

Net income/(loss) attributable to non-controlling interest	—	2	—		2

Dividends on preferred stock	18,344	—	—		18,344

Net Income/(Loss) Available to Common Stockholders	$35,440	$(32,666)	$2,140		$4,914

Weighted Average Number of Shares of Common Stock Outstanding
Basic	21,095	6,043	2,503	e	29,641
Diluted	21,097	6,043	2,515	e	29,655
(1)The historical financial information of MITT is derived from the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2023. Historical financial information of WMC represents the operations of WMC for the period January 1, 2023 to December 6, 2023, the Effective Time of the Merger. The financial information for this period is derived from the books and records of WMC. Certain historical WMC amounts have been reclassified to conform to MITT’s financial statement presentation. Refer to Note 2.a in the “Unaudited pro forma condensed combined statement of operations adjustments footnotes” section for more information related to reclassifications.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation
The Merger
Under the terms of the Merger Agreement, at the Effective Time, each outstanding share of WMC Common Stock was converted into the right to receive the following: (i) from MITT, 1.498 shares of MITT Common Stock; and (ii) from MITT Manager, a cash amount equal to $0.92. No fractional shares of MITT common stock were issued in the Merger, and the value of any fractional interests to which a former holder of WMC Common Stock was otherwise entitled was paid in cash. Approximately $1.3 million (representing the difference between $7.0 million and the cash consideration of $5.7 million paid by MITT Manager to WMC stockholders) will be used to benefit MITT post-closing by offsetting reimbursable expenses that would otherwise be payable to MITT Manager.
The total fair value of consideration for the Merger is $51.2 million, which is equal to the fair value of MITT Common Stock issued (“MITT Total Consideration”). MITT Total Consideration does not include the $5.7 million of cash paid by MITT Manager to WMC stockholders. MITT performed a purchase price allocation of the MITT Total Consideration and presented the underlying assets acquired and liabilities assumed based on December 6, 2023 fair values. In conjunction with the purchase price allocation, MITT recorded a bargain purchase gain of $30.2 million, which represents the amount by which the fair value of the net assets acquired exceeded the fair value of MITT Total Consideration transferred.
The fair value of the assets acquired and liabilities assumed required the use of significant assumptions and estimates. Critical estimates included, but were not limited to, future expected cash flows related to these assets and liabilities and the applicable discount rates. These estimates were based on assumptions that management believes to be reasonable; however, actual results may differ from these estimates. The assessment of fair value is based on information that was available to management at the time the consolidated financial statements were prepared. Those estimates and assumptions are subject to change as management obtains additional information related to those estimates during the applicable measurement period. The final determination must occur within one year of the acquisition date. Because the measurement period is still open, certain fair value estimates may differ materially once all information necessary to make a final fair value assessment has been received.

Purchase Price Allocation

The Company completed the WMC acquisition in 2023 to support continued growth of the Company and to create efficiency and scale for stockholders. The Company accounted for this transaction in accordance with ASC 805, "Business Combinations" using the acquisition method of accounting, which requires, among other things, that the assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. The following table summarizes the allocation of the total consideration paid to acquire the assets and assume the liabilities of WMC (in thousands, except exchange ratio and per share amounts).

Consideration
WMC shares outstanding at December 5, 2023 (1)	6,143
Exchange Ratio	1.498
Shares of MITT Common Stock Issued	9,202
MITT Common Stock Price as of December 5, 2023	$5.56
MITT Total Consideration (2)	$51,163

Assets
Securitized residential mortgage loans	$971,781
Residential mortgage loans	6,046
Commercial loans	78,459
Non-Agency RMBS	48,200
CMBS	56,301
Other securities	1,159
Agency RMBS	745
Cash and cash equivalents	5,316
Restricted cash	873
Other assets	24,654
Total Assets	$1,193,534

Liabilities
Securitized debt	$837,317
Financing arrangements	171,170
Convertible senior unsecured notes	85,172
Other liabilities	18,522
Total Liabilities	$1,112,181

Net Assets Acquired	$81,353

Bargain purchase gain	$30,190
(1)For time-based restricted stock units granted by WMC that fully vested as of the Closing Date, the fair value of the Company’s common stock issued in the satisfaction of these units was included in equity consideration transferred as no post acquisition service was required.
(2)MITT Total Consideration does not include the Per Share Additional Manager Consideration paid by MITT Manager to former holders of WMC Common Stock.

The total purchase price of $51.2 million was determined based on the number of outstanding shares of WMC Common Stock as of December 5, 2023, inclusive of WMC restricted stock units, an exchange ratio of 1.498, and the closing price of MITT Common Stock on December 5, 2023 of $5.56 per share. For purposes of the unaudited pro forma condensed combined financial information, such shares of WMC Common Stock are assumed to be outstanding as of the beginning of the period for the unaudited pro forma condensed combined statement of operations.
2. Accounting Presentation and Policies
Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments Footnotes
The unaudited pro forma condensed combined statement of operations has been prepared as if the Merger had occurred on January 1, 2023 and includes the following adjustments:
Reclassifications
a.WMC’s balances for the following line items were reclassified to conform to MITT's current statement of operations presentation. These reclassifications have no effect on the total net income/(loss) of WMC or MITT. This includes the below adjustments:
The gain on derivative instruments, net line item on WMC’s historical consolidated statement of operations was reclassified to conform with MITT’s current presentation of earnings on its derivative instruments and Agency RMBS. MITT records the interest income or expense component of its interest rate swaps separately from any realized or unrealized gains or losses. In addition, MITT records interest income on Agency RMBS interest only positions within the interest income line item. The below table summarizes these adjustments ($ in thousands):

	For the period January 1 through December 6, 2023
Statement of Operations Line Item	WMC Classification	MITT Classification
Interest income	$—	$40
Net interest component of interest rate swaps	—	3,451
Realized gain/(loss)	—	(3,013)
Unrealized gain/(loss)	—	67
Gain/(loss) on derivative instruments, net	545	—
Total	$545	$545

The compensation expense and other general and administrative expenses line items on WMC’s historical consolidated statement of operations were reclassified into the non-investment related expenses line item, the other operating expenses line item was reclassified into the investment related expenses line item and the professional fees line item was allocated between the non-investment related expenses and investment related expenses line items to conform with MITT's current presentation of expenses. The below table summarizes these adjustments ($ in thousands):

	For the period January 1 through December 6, 2023
Statement of Operations Line Item	WMC Classification	MITT Classification
Non-investment related expenses	$—	$6,887
Investment related expenses	—	2,423
Other operating expenses	1,410	—
Compensation expense	2,008	—
Professional fees	3,858	—
Other general and administrative expenses	2,034	—
Total	$9,310	$9,310
During the year ended December 31, 2023, WMC recorded a $3.0 million merger termination expense along with an offsetting $3.0 million merger termination reimbursement within its historical consolidated statement of operations. These amounts were reclassified into the Transaction related expenses line item to conform with MITT's current presentation of expenses. Additionally, WMC paid a $7.0 million termination fee to the WMC Manager in connection with the termination of the WMC Management Agreement which is included in the Transaction related expenses line item.
Transaction Accounting Adjustments:
b.WMC together with other related party entities of WMC owned 40% of the controlling class of CSMC USA. As of December 6, 2023, MITT held an 8.8% interest in the trust certificates issued by CSMC USA (F Class) with an outstanding principal balance of $14.9 million. Since the ownership of the controlling financial interest was held within a related party group, WMC was required to determine whether it was the primary beneficiary under the related party tie-breaker rule. WMC determined that it was the primary beneficiary of CSMC USA and consolidated CSMC USA within its consolidated balance sheets and consolidated statements of operations. WMC’s investment in the trust certificate of CSMC USA (F Class) was eliminated in consolidation.
In connection with the Merger, MITT assessed the VIE to determine whether a reconsideration event had occurred which would change WMC's previous consolidation assessment. MITT determined that it would no longer be the primary beneficiary of CSMC USA as the Combined Company would no longer be part of the related party group and subject to the related party tie-breaker rule. As a result, pro forma adjustments have been made to deconsolidate the interest income and interest expense associated with the consolidated commercial loan and related securitized debt that does not relate to WMC’s economic interest held. The interest income and expense associated with the economic interest of CMSC USA owned by third parties was removed from the pro forma interest income and interest expense line items. The pro forma adjustment decreased both the interest income and interest expense line items by $79.4 million for the year ended December 31, 2023.

c.The pro forma adjustment represents the Combined Company’s incremental management fee based on the fair value of the net assets acquired in the Merger and MITT's management fee rate of 1.5%.
d.The pro forma adjustment represents the amortization expense related to the D&O insurance policy acquired under the terms of the Merger Agreement. The acquired policy was recorded as a prepaid expense and has a six-year term.
e.For the year ended December 31, 2023, the pro forma weighted average Combined Company common shares includes the 9.2 million shares of MITT Common Stock issued as consideration in connection with the Merger as if the shares were issued as of the beginning of the period. The below table summarizes the calculation of pro forma earnings/(loss) per share (in thousands, expect per share amounts):

Year Ended December 31, 2023	MITT	WMC	Transaction Accounting Adjustments	Pro Forma Combined
Numerator:
Net Income/(Loss)	$53,784	$(32,664)	$2,140	$23,260
Dividends on preferred stock	(18,344)	—	—	(18,344)
Net (income)/loss attributable to non-controlling interest	—	(2)	—	(2)
Dividends and undistributed earnings allocated to participating securities	—	(130)	—	(130)
Net Income/(Loss) Available to Common Stockholders	$35,440	$(32,796)	$2,140	$4,784

Denominator:
Basic weighted average common shares outstanding	21,095	6,043	2,503	29,641
Diluted weighted average common shares outstanding	21,097	6,043	2,515	29,655

Earnings/(Loss) Per Share
Basic	$1.68	$(5.43)		$0.16
Diluted	$1.68	$(5.43)		$0.16